Schedule I

Directors, Executive Officers and Controlling Stockholders of ProFrac

The following sets forth the name, position and principal occupation of each control person, director and executive officer of ProFrac. The business address of each director and executive officer of ProFrac is 333 Shops Boulevard, Suite 301, Willow Park, Texas 76087. Each director and executive officer of ProFrac is a citizen of the United States of America To the best of the Reporting Persons’ knowledge, (i) none of the persons listed below during the last five (5) years has been convicted in a criminal proceeding (excluding traffic violations or other similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws and (ii) none of the persons listed below owns any securities of the Issuer or is party to any contract or agreement as would require disclosure in this Amendment.

Directors of ProFrac	Title / Occupation
Matthew D. Wilks	Executive Chairman of ProFrac Holding Corp.; Vice President of Investments, Wilks Brothers, LLC
Sergei Krylov	Director; Investment Partner and Chief Financial Officer, Wilks Brothers, LLC
Terry Glebocki	Director President and General Manager of Delaware Park Racing Association
Stacy Nieuwoudt	Director; Self-employed investor
Gerald Haddock	Director; President, Haddock Enterprises, LLC
Coy Randle	Director

Executive Officers of ProFrac	Title
Ladd Wilks	Chief Executive Officer
Austin Harbour	Chief Financial Officer
Matthew Greenwood	Chief Commercial Officer
Steven Scrogham	Chief Legal Officer, Chief Compliance Officer and Secretary

Controlling Stockholders of ProFrac

The following information is based on (i) a Schedule 13D/A filed by the ProFrac Reporting Persons (as defined below) with the SEC on March 20, 2025 regarding ProFrac and (ii) ProFrac’s Quarterly Report filed with the SEC on November 6, 2024.

In the aggregate, THRC Holdings, LP, a Texas limited partnership (“THRC Holdings”), THRC Management, LLC, a Texas limited liability company (“THRC Management”), FARJO Holdings, LP, a Texas limited partnership (“FARJO Holdings”), FARJO Management, LLC, a Texas limited liability company (“FARJO Management”), Dan Wilks, the Farris and Jo Ann Wilks 2022 Family Trust, a Texas irrevocable trust (the “Farris Trust”), Farris Wilks, Jo Ann Wilks, Matthew Wilks, and Heavenly Father’s Foundation, a 501(c)(3) private foundation (the “Foundation”) (collectively, the “ProFrac Reporting Persons”) are the beneficial owners of (i) 144,521,365 shares of Class A common stock, par value $0.01 per share (the “ProFrac Class A Common Stock”) representing approximately 88.66% of the ProFrac Class A Common Stock outstanding as of November 1, 2024. The ProFrac Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act. The percentage of beneficial ownership is based upon, with respect to the ProFrac Class A Common Stock, (i) 160,146,602 shares of Class A Common Stock outstanding as of November 1, 2024, as disclosed on ProFrac’s Form 10-Q filed with the SEC on November 6, 2024, plus (ii) 50,000 shares of Series A Redeemable Convertible Preferred Stock that are convertible into 2,816,618 shares of Class A Common Stock, and (iii) 42,744 shares of Class A Common Stock issuable to THRC Holdings upon exercise of warrants to purchase shares of Class A Common Stock.

The general partner of THRC Holdings is THRC Management. Dan Wilks is the sole member of THRC Management. FARJO Management is the general partner of FARJO Holdings. Farris Wilks and Jo Ann Wilks are the members of FARJO Management. Farris Wilks and Jo Ann Wilks each serve as a trustee of the Farris Trust and, in such capacity, share dispositive power over the shares of ProFrac Class A Common Stock owned by the Farris Trust. Farris Wilks has sole voting power over the shares of ProFrac Class A Common Stock owned by the Farris Trust.

The business address of Matthew D. Wilks, Dan Wilks, THRC Holdings, THRC Management, FARJO Holdings, FARJO Management, the Farris Trust, Farris Wilks, and Jo Ann Wilks is 17018 IH 20, Cisco, TX 76437. The business address of the Foundation is 949 Highway 203, Cisco, TX 76437. Each of Dan Wilks, Farris Wilks and Jo Ann Wilks is a citizen of the United States of America. The principal occupation of each of Dan Wilks, Farris Wilks and Jo Ann Wilks is self-employed investor.

The ProFrac Reporting Persons disclaim beneficial ownership of any of the securities of the Issuer held by the Reporting Persons.